Exhibit 23.1






                         Independent Auditors' Consent




The General Partner
Alliance Capital Management L.P.:

We consent to the use of our report dated February 2, 2001 incorporated herein by reference with respect to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries ("Alliance Capital") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for the year ended December 31, 2000 and the two-month period ended December 31, 1999; and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows of Alliance Capital Management Holding L.P. for the ten-month period ended October 29, 1999 (date of Reorganization) and for the year ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the Prospectus.



                                        /s/ KPMG LLP


New York, New York
July 10, 2001